Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Rose Hill Acquisition Corporation We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 2, 2021, except for Note 4, as to which the date is September 14, 2021, relating to the financial statements of Rose Hill Acquisition Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

September 14, 2021